Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

EQM MIDSTREAM PARTNERS, LP

This Amended and Restated Certificate of Limited Partnership of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) (the “Partnership”), dated October 9, 2019, has been duly executed and is filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) by the undersigned general partner of the Partnership to amend and restate in its entirety the Partnership’s Certificate of Limited Partnership filed with the Office of Secretary of State of the State of Delaware on January 18, 2012, as amended.

Article One

The name of the limited partnership is EQM Midstream Partners, LP.

Article Two

The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address

EQGP Services, LLC	2200 Energy Drive
Canonsburg, Pennsylvania 15317

Article Four

This Amended and Restated Certificate of Limited Partnership of EQM Midstream Partners, LP shall become effective upon filing with Office of Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned general partner of the Partnership has executed this Amended and Restated Certificate of Limited Partnership of EQM Midstream Partners, LP as of the date first written above.

EQGP Services, LLC

By:	/s/ Kirk R. Oliver
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amended and Restated Certificate of Limited Partnership of EQM Midstream Partners, LP